Exhibit 99.1
FOR IMMEDIATE RELEASE:  September 13, 2007

Key Technology Anticipates 2007 Sales to Exceed $100 Million

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) today announced that it expects to report consolidated net sales that will exceed $100 million for its 2007 fiscal year ending on September 30, 2007.  Achieving this revenue milestone is subject to change, and final results will be contained in Key Technology's regular earnings release, scheduled for November 15, 2007.  The Company also disclosed that it plans a daily employee "sales countdown" tracking the Company's sales growth during the interim period approaching this important historical benchmark.

David Camp, President and CEO, commented, "The achievement of our first $100 million sales year will be a significant milestone for Key Technology.  All of our employees, in all of our locations worldwide, have contributed to our success in reaching this goal.  We are planning an internal celebration to commemorate the Company's achievement."

Key Technology also stated that it does not plan to update this disclosure of net sales information prior to the fiscal 2007 earnings release, or to release such preliminary information in future quarters.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	the cost of compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act is expected to materially impact future earnings.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and Part II, Item 1A, to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Note:  News releases and other information on Key Technology, Inc. can be accessed at www.key.net.

CONTACT:	Key Technology, Inc., Walla Walla
David M. Camp, President and Chief Executive Officer – 509-529-2161